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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG


                           VISUAL SYSTEMS GROUP, INC.


                                       AND


                          NET2000 COMMUNICATIONS, INC.
                      NET2000 COMMUNICATIONS HOLDINGS, INC.
                       NET2000 COMMUNICATIONS GROUP, INC.
                            NET2000 INVESTMENTS, INC.
                     NET2000 COMMUNICATIONS OPERATIONS, INC.
                 NET2000 COMMUNICATIONS CAPITAL EQUIPMENT, INC.
                      NET2000 COMMUNICATIONS SERVICES, INC.
                  NET2000 COMMUNICATIONS REAL ESTATE, INC. AND
                     NET2000 COMMUNICATIONS OF VIRGINIA, LLC
                        FREBON INTERNATIONAL CORPORATION
                                VISION I.T., INC.



                                NOVEMBER 9, 2001







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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of November 9, 2001 by and among Visual Systems Group, Inc., a Delaware corporation ("BUYER"), and Net2000 Communications, Inc., a Delaware corporation, Net2000 Communications Holdings, Inc., a Delaware corporation, Net2000 Communications Group, Inc., a Delaware corporation, Net2000 Investments, Inc., a Delaware corporation, Net2000 Communications Operations, Inc., a Delaware corporation, Net2000 Communications Capital Equipment, Inc., a Delaware corporation, Net2000 Communications Services, Inc., a Delaware corporation, Net2000 Communications Real Estate, Inc., a Delaware corporation, Net2000 Communications of Virginia, LLC, a Virginia limited liability company, FreBon International Corporation, a Virginia corporation and Vision I.T., Inc., a California corporation (each, a "SELLER", and collectively, "SELLERS").



                                    RECITALS

        WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase and acquire from Sellers, substantially all of the assets used or held for use in connection with the Business (as defined below) in accordance with and subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

        1.      DEFINITIONS; INTERPRETATION.

                (a) Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

                        "ACCOUNTS RECEIVABLE" means all rights to payment for goods sold, licensed or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon and all instruments pertaining thereto, except in no case shall the term Accounts Receivable as used herein include such rights, sums or instruments of the Video Network Services (as defined in Section 2(a)(xii)).

                        "ACQUIRED ASSETS" has the meaning set forth in Section 2(a) hereof.

                        "AFFILIATE" means, with respect to any Person, (i) a spouse or member of the immediate family of such Person, (ii) any member, manager, director, officer or partner of such Person, (iii) any corporation, partnership, business, association, limited liability company, firm or other entity of which such Person is a member, manager, director, officer or partner or owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interests and (iv) any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such first Person.

                        "ASSUMED EMPLOYEE OBLIGATIONS" has the meaning set forth in Section 7.

                        "ASSUMED LIABILITIES" has the meaning set forth in
Section 2(c).

                        "BILL OF SALE" means that certain bill of sale, assignment and assumption agreement to be executed and delivered by the parties at Closing in substantially the form of Exhibit A attached hereto.

                        "BUSINESS" means Sellers' Video Services Group, which business consists of (i) selling interactive video communications equipment and video conferencing services, (ii) providing related installation, maintenance and training services and (iii) providing the Video Network Services (as defined in Section 2(a)(xii)).

                        "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Washington, D.C., are authorized or required by Law to be closed.

                        "BUYER" has the meaning set forth in the preface above.

                        "BUYER CLOSING DOCUMENTS" has the meaning set forth in
Section 4(c).

                        "CHANGE OF CONTROL" means (i) the sale of all or substantially all of the assets of Sellers (excluding the sale contemplated herein), (ii) the sale of all of the outstanding capital stock of Net2000 Communications, Inc., (iii) the dissolution or liquidation of Sellers, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of Sellers if immediately after such transaction either (A) Persons who were directors of Net2000 Communications, Inc. immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) Persons who hold a majority of the capital stock of the surviving entity are not persons who held a majority of the capital stock of Net2000 Communications, Inc. immediately prior to such transaction.

                        "CLAIM" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                        "CLOSING" has the meaning set forth in Section 4(a).

                        "CLOSING DATE" has the meaning set forth in Section
4(a).

                        "CODE" means the Internal Revenue Code of 1986, any amendments thereto, any successor statutes and any regulations promulgated thereunder.

                        "CONFIDENTIAL INFORMATION" means all trade secrets and all proprietary and confidential information concerning the businesses and affairs of Sellers and their Affiliates, the Acquired Assets or the Business that are not generally available to the public.

                        "EFFECTIVE TIME" has the meaning set forth in Section 4(a).

                        "EMPLOYEE BENEFIT PLAN" means an "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any employment, severance, consulting, confidentiality, deferred, incentive, fringe benefit, change in control, retention, stock option or other equity based or other compensatory or benefit plan, policy, agreement or arrangement that (i) is maintained, administered, contributed to or required to be contributed to by each Seller, or its ERISA Affiliates or to which each Seller or any ERISA Affiliate is a party, and (ii) covers any current or former employee or other personnel of each Seller or any of its ERISA Affiliates who provides or has provided services to or in connection with the Business.

                        "EMPLOYEES" has the meaning set forth in Section 5(g).

                        "ERISA AFFILIATE" means any Person (whether or not incorporated) which, by reason of its relationship with any Seller or a Subsidiary of any Seller is required to be aggregated with such Seller or Seller Subsidiary under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

                        "EXCLUDED ASSETS" has the meaning set forth in Section 2(b).

                        "EXCLUDED LIABILITIES" has the meaning set forth in
Section 2(d).

                        "FINANCIAL STATEMENTS" means the unaudited income statement for the Business for the nine month period ended September 30, 2001 and the unaudited balance sheet for the Business as of October 31, 2001, copies of which have been provided to Buyer by Sellers.

                        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                        "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality or administration of the United States, a foreign country or any state, provincial, territorial, municipal, county, local or other governmental entity in the United States or a foreign country.

                        "GOVERNMENTAL PERMITS" means all licenses, permits, approvals, consents, certificates, waivers, exemptions, orders, registrations, variances and other

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authorizations from any and all Governmental Authorities, including any state sales tax numbers, used or held for use in connection with the conduct of the Business.

                        "INTELLECTUAL PROPERTY" means all U.S. and foreign, whether proprietary or pursuant to license, as the case may be: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) registered and unregistered copyrightable works and copyrights and all applications, registrations and renewals in connection therewith; (d) mask works and all applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer lists, pricing and cost information and business and marketing plans and proposals to the extent that any of the foregoing constitute trade secrets or confidential information used in connection with the operation of the Business); (f) both source and object code of computer software programs (including data and related documentation); and (g) copies and tangible embodiments thereof (in whatever form or medium).

                        "INVENTORIES" means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies.

                        "KNOWLEDGE OF SELLERS" means the knowledge of Clayton A. Thomas, Jr., Don Clarke, Randy Harrell and Brad Smith after reasonable investigation.

                        "LAW" means any law, statute, regulation, rule, code, ordinance or court order enacted, adopted, issued or promulgated by any Governmental Authority.

                        "LIABILITY" or "LIABILITIES" means any and all liabilities, obligations, judgments, damages, charges, costs, debts and indebtedness of any and every kind and nature whatsoever, whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, whether arising under an agreement, contract or otherwise in Law, equity or otherwise.

                        "LIEN" means, with respect to any asset or property of any character, any mortgage, pledge, security interest, lien (including any mechanics or materialmen lien, tax lien, shipper or warehousemen lien or customs lien), right of first refusal, option or other right to acquire, transfer for security, charge, Claim, easement, conditional sale agreement, title retention agreement, defect in title, or other encumbrance or adverse Claim of any nature pertaining to or affecting such asset or

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property, whether voluntary or involuntary and whether arising by Law, contract or otherwise.

                        "MATERIAL ADVERSE EFFECT" means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole, taking into account the operation of the Business by Sellers, which are distressed companies; provided, however, that the insufficiency of working capital of the Business occasioned by Sellers' inability to obtain additional funding shall not, individually or in the aggregate, be deemed to constitute a Material Adverse Effect.

                        "MATERIAL CONTRACT" has the meaning set forth in Section 5(f)(i).

                        "OCTOBER BALANCE SHEET" means the unaudited balance sheet of the Business as of October 31, 2001.

                        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Sellers, consistent with Sellers' past customs and practices (including with respect to quantity and frequency) taking into account the operation of the Business by Sellers, which are distressed companies and which have insufficient working capital of the Business occasioned by the inability to obtain additional financing.

                        "PARTIES" means the Buyer and Sellers collectively.

                        "PERMITTED ENCUMBRANCES" means the following: (i) Liens that constitute Assumed Liabilities pursuant to the terms of this Agreement;
(ii) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of Sellers or their Subsidiaries, provided that such easements, leases, reservations, rights, defects or irregularities do not materially detract from the value of or impair the use of such property or assets for the purposes for which they are held;
(iii) any Lien or privilege vested in any lessor, licensor or permittor for rent or other obligations with respect to property or assets of Sellers or their Subsidiaries so long as the payment of such rent or the performance of such obligations is not delinquent; and (iv) until, but not following, the Effective Time, Liens on Acquired Assets granted as security for the Toronto Dominion Credit Agreement.

                        "PERSON" means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity, organization or institution of any type whatsoever.

                        "PERSONAL PROPERTY LEASE" means all of the tangible personal property leases of Sellers which relate to the conduct of the Business.

                        "PURCHASE PRICE" has the meaning set forth in Section 3(a).

                        "REAL PROPERTY LEASES" means all of the real property leases of Sellers which relate to the conduct of the Business.



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                        "SELLERS" has the meaning set forth in the preface
above.

                        "SELLERS' CLOSING DOCUMENTS" has the meaning set forth in Section 4(b).

                        "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof), directly or indirectly, owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                        "TAX" means any federal, state, provincial, local, foreign or other income, alternative, minimum, inheritance, accumulated earnings, personal holding company, corporation, franchise, capital stock, net worth, capital, profits, windfall profits, capital gain, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

                        "TAX RETURN" means any return, report, declaration, form, Claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                        "TORONTO DOMINION CREDIT AGREEMENT" means that certain Third Amended and Restated Credit Agreement dated as of April 12, 2001 by and among Net2000 Communications Group, Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Lead Arranger and Book Manager, Royal Bank of Canada as Syndication Agent, Goldman Sachs Credit Partners, L.P., as Co-Documentation Agent, First Union Securities, Inc., as Documentation Agent, and the lenders named therein, and any of the loan documents referred to therein (as in effect from time to time).

                        "TRANSACTION DOCUMENTS" means, collectively, Sellers' Closing Documents and Buyer Closing Documents.

                (b) Interpretation. Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires and, as used herein, unless the context otherwise requires, the words "hereof," "herein" and "hereunder," and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof. The term "including" shall be deemed to mean "including, without limitation." Accounting terms used herein shall have the meanings given to them by GAAP. References to any Law shall be construed as a



                                      -6-
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reference to the same as in effect on the date of this Agreement. Unless otherwise expressly stated, all dollar amounts stated herein are in United States currency.

        2. SALE AND PURCHASE OF ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES.

                (a) Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Sellers, free and clear of any and all Liens and Claims (other than Permitted Encumbrances), all of Sellers' right, title and interest as of the Effective Time in and to the properties and assets of Sellers (x) that are used or held for use solely or primarily in connection with the conduct of the Business, of every kind, nature, character and description, tangible or intangible, personal or mixed, whether accrued, contingent or otherwise, wherever located, (y) that are reflected on the October Balance Sheet (the "OCTOBER BALANCE SHEET ASSETS"), or that are fully depreciated and, but for such depreciation, properly would be included as October Balance Sheet Assets and (z) that were acquired by Sellers for the Business after October 31, 2001 (but in all cases excluding the Excluded Assets and any inventory sold, retired or otherwise disposed of by Sellers subsequent to October 31, 2001 in the Ordinary Course of Business) (collectively, the "ACQUIRED ASSETS"), in each case, as follows:

                        (i) all deposits, withholdings, prepayments, prepaid expenses, credits and refunds of Sellers or their Affiliates that relate solely or primarily to the conduct of the Business, including the items listed in
Schedule 2(a)(i).

                        (ii) (a) all Accounts Receivable of the Business (including, without limitation, such unbilled Accounts Receivable and Accounts Receivable collected since the date of the October Balance Sheet) set forth on the face of the October Balance Sheet that are listed on Schedule 2(a)(ii), (b) all additional Accounts Receivable related solely or primarily to the Business as of the Effective Time, and (c) all notes, bonds and other evidences of indebtedness and rights to receive payments that arise out of sales occurring in the conduct of the Business, which are listed in Schedule 2(a)(ii), including any rights of Sellers with respect to any third party collection procedures or any other Claims or causes of action, which have been commenced in connection therewith;

                        (iii) all video equipment, automobiles, tools, parts and other tangible personal property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) that are used or held for use solely or primarily in connection with the conduct of the Business, including the items listed in Schedule 2(a)(iii);

                        (iv) all Inventories held by Sellers, Inventories previously purchased and in transit to Sellers and all Inventories located on customer's premises on consignment, in each case, which are used or held for use solely or primarily in connection with the conduct of the Business (including any of the foregoing purchased



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subject to any conditional sales or title retention agreement in favor of any other Person), which are listed in Schedule 2(a)(iv) or obtained since October 31, 2001;

                        (v) (a) all of the Acquired Contracts that are listed in Schedule 2(a)(v) (the "ACQUIRED CONTRACTS") and (b) with respect to such Acquired Contracts which are not freely assignable to the Buyer, the right to subcontract (from Sellers or their Affiliates) or otherwise obtain the economic benefit therefrom with respect to Acquired Contracts, including, without limitation, any right (A) to receive payment for products sold or services rendered and (B) to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, and other agreements;

                        (vi) all Real Property Leases or subleases and all Personal Property Leases or subleases described in Schedules 2(a)(vi)(A) and 2(a)(vi)(B), respectively, as to which Seller is the lessor or sublessor (the "ACQUIRED LEASES"), together with any options to purchase the underlying property;

                        (vii) all Intellectual Property of Sellers that is used or held for use in connection with the conduct of the Business, which is listed in Schedule 2(a)(vii), and except to the extent that it is employed solely or primarily in connection with Excluded Assets, the goodwill and contact telephone numbers associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereto and rights to protection of interest therein under the laws of all jurisdictions, including any Intellectual Property arising after the date hereof;

                        (viii) all books, records, manuals and other materials (in any form or medium) of Sellers which relate solely or primarily to the conduct of the Business, including advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records (subject to any necessary employee consents), manufacturing and quality control records and procedures, blueprints, research and development files, records, data books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                        (ix) to the extent their transfer is permitted by law, all Governmental Permits of Sellers which relate to the conduct of the Business, including all applications therefor;

                        (x) all manufacturer warranties and similar rights, express or implied, in favor of Sellers with respect to any Acquired Asset;

                        (xi) all of the goodwill and going concern value and the business appurtenant thereto that relate solely or primarily to the conduct of the Business; and

                        (xii) (a) all of the customer network contracts which relate to the point-to-point, private line services specifically related to the circuits that are listed in Schedule 2(a)(xii), (b) all relationships, goodwill and records associated with the specific

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circuits that are listed in Schedule 2(a)(xii), and (c) all right, interest and title for any of Sellers' equipment that is used at such customers' premises and that is related solely to the specific circuits that are listed in Schedule 2(a)(xii) (collectively, the "VIDEO NETWORK SERVICES").

The intention of the Parties is to include within the definition of Acquired Assets all of the assets of Sellers, except for the Excluded Assets, that are
(x) that are used or held for use solely or primarily in connection with the conduct of the Business, or (y) necessary for the operation of the Business as it currently is being conducted on the date hereof. Each such asset that is not listed in a schedule specified in this Section 2(a) or described in this Section 2(a) but should constitute an Acquired Asset in accordance with the intention of the Parties shall constitute an Acquired Asset.

                (b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2(a) or any other provision of this Agreement, the Acquired Assets shall not include the following properties and assets of Sellers (collectively, the "EXCLUDED ASSETS"):

                        (i) all cash and cash equivalents, all bank, custody and investment accounts, all marketable securities (other than cash and cash equivalents received since October 31, 2001 on account of Accounts Receivable of the Business);

                        (ii) all security deposits relating to leases of the Business that are not Acquired Leases or Acquired Contracts;

                        (iii) all claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (x) relating to the Excluded Assets or (y) that have accrued, arisen or been asserted against any Person or that relate to any period before the Effective Time, in each case which do not substantially relate to the Acquired Assets (including fiduciary duty claims, tort claims and claims against current and former employees of Sellers that accrued prior to Closing);

                        (iv) all rights of Sellers and their Affiliates in, to and under any agreement, lease or other contract with respect to which Buyer does not assume rights or obligations hereunder or under the Bill of Sale, including, without limitation, any insurance proceeds payable to or for any director or officer of any Seller;

                        (v) all capital stock of Sellers and Sellers' Subsidiaries;

                        (vi) the certificate of incorporation, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other corporate documents and records relating to the organization or maintenance of the corporate existence of Sellers;

                        (vii) all assets held by or for the account of Sellers or their Affiliates pursuant to the terms of any deferred compensation, incentive compensation, welfare or other employee benefit plan or the assets of any related trust described in Section 401 of the Code;

                        (viii) all insurance policies of Sellers or their Affiliates and any proceeds received thereunder;

                        (ix) all rights that accrue to Sellers under this Agreement;

                        (x) any Governmental Permit or similar right that by its terms or applicable Law is not transferable to Buyer;

                        (xi) all Real Property Leases and Personal Property Leases entered into by Sellers not included as Acquired Assets;

                        (xii) all of Sellers' right, title and interest in, to and under the name "Net2000" and the Net2000 logo; and

                        (xiii) all tangible and intangible properties and assets of Sellers not used or held for use solely or primarily in connection with the conduct of the Business.

                (c) Assumption of Liabilities. Buyer agrees to assume, pay, perform and discharge (i) the Acquired Contracts and the Real Property Leases and Personal Property Leases (other than, in each case, any Liability with respect to any matters occurring prior to the Effective Time) listed in Schedules 2(a)(v), 2(a)(vi)(A) and 2(a)(vi)(B), respectively, (ii) the Assumed Employee Obligations and (iii) the Liabilities set forth in Schedule 2(c) (collectively, the "ASSUMED LIABILITIES").

                (d)     Excluded Liabilities. Notwithstanding the provisions of
Section 2(c) or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Buyer, other than the Assumed Liabilities, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder or otherwise, any Liabilities of Sellers or the Business (collectively, the "EXCLUDED LIABILITIES"), including without limitation:

                        (i) all bank debt, senior debt or other debt obligations of Sellers;

                        (ii) Liens to which the Acquired Assets are subject (other than Permitted Encumbrances);

                        (iii) any trade accounts payable or other accounts payable of the Business not listed on Schedule 2(c), all other accounts payable of the Sellers not related to the Business;

                        (iv) any Liability of Sellers or any other Person not expressly agreed to be assumed pursuant to the provisions of Section 2(c);

                        (v) any Liability for or relating to Taxes of Sellers, including any interest or penalties related thereto, in each case not listed on Schedule 2(c);

                        (vi) any Liability relating to any breach or nonperformance under any of the Acquired Contracts to the extent such breach or nonperformance existed on or prior to the Effective Time or is the result of the assignment of such Acquired Contracts;

                        (vii) any Liability of Sellers arising out of or related to litigation involving Sellers;

                        (viii) any Liability or other obligation of the Sellers relating to any Real Property Lease or Personal Property Lease not listed in Schedules 2(a)(vi)(A) or 2(a)(vi)(B);

                        (ix) any Liability, whether in tort, contract or otherwise for any violation of any legal requirement by Sellers or any officer, director, employee or agent of Sellers, that arises out of or results from any act, omission, occurrence or state of facts on or prior to the Closing Date;

                        (x) any Liability of Sellers with respect to or arising out of any Benefit Plan under Title IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 412 of the Code or Section 4980B of the Code and any Liability of Sellers with respect to or arising out of the employment of any employees, except for the Assumed Employee Obligations, or services provided by any independent contractors on or prior to the Effective Time or any change in employment or service contract in connection with the consummation of the transactions contemplated hereunder;

                        (xi) any legal, accounting, brokerage, finders' fee or other expenses incurred by Sellers in connection with this Agreement or the consummation of the transactions contemplated hereunder;

                        (xii) any obligation relating to overpayments, billing errors or similar adjustments with respect to payments received by Sellers prior to the Effective Time; and

                        (xiii) any Liability payable to an Affiliate of Sellers.

                (e) Trademark License. Subject to the terms and conditions of this Agreement, Net2000 Communications, Inc. ("LICENSOR") grants to Buyer a license to use the Trademarks for the sole purpose of contacting the Business customers to transition the Business from Sellers to Buyer as contemplated herein and for such other purposes as the parties may mutually agree upon in a mutually executed writing (the "TRADEMARK LICENSE"). As between the parties, title to and ownership of the Trademarks shall remain at all times with Licensor. Buyer shall not directly or indirectly take any action that is inconsistent with Licensor's ownership of the Trademarks, and any benefits and goodwill accruing from use of such Trademarks shall automatically vest in and inure to the benefit of Licensor. Buyer shall use the Trademarks in the form provided by Licensor and in conformance with applicable Licensor trademark usage policies, as such may be amended from time to time. Licensor shall have the right to review and approve use of its Trademarks prior to use by Buyer. This Trademark License shall commence on the date hereof and, unless sooner terminated by Licensor, shall continue therefrom for a period of sixty
(60) days, at which time it shall automatically terminate. Upon termination, Buyer shall immediately cease use of the Trademarks. For purposes of this Section, the term "TRADEMARKS" means the Licensor trademarks, service marks and logos identified in Exhibit B (as such Exhibit may be updated from time to time by Licensor).

        3.      PURCHASE PRICE.

                (a) Purchase Price. In consideration for the transfer, sale and delivery to the Buyer of the Acquired Assets, Buyer shall pay to Sellers the following purchase price, subject to any adjustment set forth in Section 3(b) below (the "PURCHASE PRICE"): (i) US$3,500,000, and (ii) (iii) assumption of (but only the assumption of) the Assumed Liabilities. At Closing, Buyer shall pay the cash portion of the Purchase Price to Sellers by check or wire transfer in immediately available funds to such account or accounts as shall have been designated by Sellers.

                (b) Allocation. The parties agree to allocate the Purchase Price (and other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule to be provided by Buyer. Each Party hereto agrees (i) that any such allocation shall be consistent with the allocation schedule, the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax return, before any Governmental Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other Party.

        4.      CLOSING; CLOSING DOCUMENTS.

                (a) Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia, commencing at 10:00 a.m. local time on the date hereof (the "CLOSING DATE"). The Closing shall be effective as of 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME").

                (b) Deliveries by Sellers. Subject to the fulfillment or waiver of the conditions set forth in Section 9(b), at Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following (the "SELLERS' CLOSING DOCUMENTS"):

                        (i)     the Bill of Sale;

                        (ii) a Power of Attorney in favor of Buyer in substantially the form of Exhibit C attached hereto;

                        (iii) a certification of the secretary of each Seller, dated the Closing Date, (A) attaching resolutions of the board of directors of such Seller in connection with the authorization and approval of the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party, certified as being in full force and effect as of the Closing Date, and, if the transactions contemplated hereby require the approval of the shareholders of such Seller, attaching the written consent of such shareholders; (B) setting forth the incumbency of the officers of such Seller who have executed and delivered this Agreement and each of the Transaction Documents to which such Seller is a party, including therein a signature specimen of each such officer and (C) attaching certificates, certificates, dated as of the Closing Date or within three (3) Business Days prior to the Closing Date, executed by the proper official in each jurisdiction, as to the good standing of each Seller in its state of incorporation and in each jurisdiction in which the character of the Acquired Assets owned by such Seller or the nature of the Business conducted by such Seller requires that such Seller be qualified as a foreign corporation;

                        (iv) an executed consent of Toronto Dominion (Texas), Inc., TD Securities (USA) Inc., as agent under the Toronto Dominion Credit Agreement to the transactions contemplated hereby in form and substance acceptable to Buyer in its sole discretion;

                        (v) executed UCC termination statements of all Liens with respect to the Acquired Assets (other than Permitted Encumbrances)

                        (vi) all written consents which are required under any contract or agreement being assigned to Buyer hereunder; provided, however, that as to any such contract or agreement the assignment of which by its terms requires prior consent of any of the parties thereto, if such consent is not obtained prior to or on the Closing Date, Sellers shall deliver to Buyer written documentation setting forth arrangements for the transfer of the economic benefit of such contracts or agreements to Buyer as of the Closing Date under terms and conditions acceptable to Buyer;

                        (vii) an executed sublease or other arrangement leasing the facilities listed on, and upon the terms set forth on, Exhibit D to Buyer, in form and substance satisfactory to Buyer and Sellers; and

                        (viii) such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer's legal counsel to consummate the sale transactions, duly executed by Sellers as appropriate.

                (c) Deliveries by Buyer. Subject to the fulfillment or waiver of the conditions set forth in Section 9(a), at Closing, Buyer shall deliver to Sellers the following (the "BUYER CLOSING DOCUMENTS"):

                        (i) the Purchase Price (payable to Net2000 Communications Services, Inc. for the benefit of Sellers);

                        (ii)    the Bill of Sale;

                        (iii) a certification of the secretary of Buyer, dated the Closing Date, (A) attaching resolutions of the board of directors of Buyer in connection with the authorization and approval of the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, certified as being in full force and effect as of the Closing Date, and, (B) attaching certificates, certificates, dated as of the Closing Date or within three (3) Business Days prior to the Closing Date, executed by the proper official in each jurisdiction, as to the good standing of Buyer in its state of incorporation and in each jurisdiction in which the character of the property owned by Buyer or the nature of the business conducted by Buyer requires that Buyer be qualified as a foreign corporation;

                        (iv) an executed sublease or other arrangement leasing the facilities listed on, and upon the terms set forth on, Exhibit D to Buyer, in form and substance satisfactory to Buyer and Sellers;

                        (v) an executed wholesale services agreement in the form attached hereto as Exhibit E;

                        (vi) such other instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Sellers or Sellers' legal counsel to consummate the sale transactions, duly executed by Buyer as appropriate.

        5. REPRESENTATIONS AND WARRANTIES OF SELLERS. To induce the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Sellers, jointly and severally, represent and warrant to Buyer as set forth below:

                (a) Organization, Qualification and Authority. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has full corporate power, authority and legal right (i) to own or lease and to operate its properties and assets (including the Acquired Assets) and to carry on the Business as it is now being conducted and (ii) to enter into this Agreement and each of the Transaction Documents to be entered into by such Seller and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of this Agreement and of each Transaction Document to be entered into by such Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms. Each Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties and assets (including the Acquired Assets) or nature of the Business requires such qualification. Sellers own all of the Acquired Assets, and none of the Business is conducted through any other corporation, limited liability company, partnership or entity.

                (b) No Approvals; Conflict. Except for (and subject to obtaining) the approval of any Governmental Authorities identified in Schedule 5(b), and except for (and subject to obtaining) any consents required in connection with the assignment to Buyer of the Acquired Contracts, Real Property Leases and Personal Property Leases (which consents are identified in Schedule 5(b)), the execution, delivery and performance by Sellers of this Agreement and the Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Sellers and the consummation of the transactions contemplated hereby and thereby by Sellers do not and will not (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person; (ii) result in a breach of any material obligation; (iii) constitute a default or an event creating rights of acceleration, termination or cancellation or a loss of material rights; or (iv) result in the creation or imposition of any Lien upon any of the Acquired Assets, in each case under any provision of (A) the certificates of incorporation or bylaws of Sellers; or (B) any material contract, lease or agreement to which any of Sellers is a party.

                (c) Litigation. Except as set forth on Schedule 5(c), there is no litigation, action, lawsuit, Claim, audit, review, examination, inquiry, proceeding or investigation pending or, to the Knowledge of Sellers, threatened against Sellers: (i) which relates to the Acquired Assets or the Business; (ii) in which any of Sellers is the plaintiff or claimant, which, in any such case, is material to the Business; or (iii) which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents. Except as set forth in Schedule 5(c), there is no outstanding order, writ, injunction, or decree of any Governmental Authority against or affecting the Acquired Assets or the Business.

                (d) Financial Statements. Schedule 5(d) includes true, complete and correct copies of the Financial Statements. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with Sellers' historical records relating to the Business (which are in turn accurate and complete), fairly presents Sellers' or the Business's, as the case may be, financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP consistently applied. The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement. The Financial Statements reflect all material costs that historically have been incurred by the Business. Each of the balance sheets included in the Financial Statements presents fairly the financial condition of Sellers or the Business, as the case may be, as of the dates indicated thereon, and each of the statements of income included in the Financial Statements presents fairly the results of Sellers' or the Business's operations for the periods indicated thereon. During the periods covered by the Financial Statements and since December 31, 2000, there has been no material change in Sellers' accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. There have been no material transactions involving the business of Sellers which properly should have been set forth in the Financial Statements and which have not been accurately so set forth.

                (e) Title to Acquired Assets. Sellers have good and marketable title to, or a valid license or leasehold interest in, all of the Acquired Assets free and clear of all Liens (other than Permitted Encumbrances).
Schedule 5(e) describes the nature of any Seller's interest in the Acquired Assets that is not owned entirely by such Seller free and clear of any Lien (except Permitted Encumbrances). Upon the execution and delivery to Buyer on the Closing Date of the Bill of Sale, and any other instruments of transfer and assignment contemplated by this Agreement, Sellers will transfer to Buyer all of their interest in and to the Acquired Assets, in each case free and clear of all Claims or Liens (other than Permitted Encumbrances). The Acquired Assets, taken together, are adequate for the operation of the Business as it is being currently conducted and Sellers believe will be adequate for operating the Business as proposed to be conducted by Buyer.

                (f)     Material Contracts.

                        (i) Schedule 2(a)(ii), Schedule 2(a)(v) and Schedule 2(a)(vi) sets forth an accurate and complete list of each note, bond, mortgage, contract, license, commitment, indenture, agreement or other arrangement of Sellers that is in effect as of the date of this Agreement relating to the Business and to which any of Sellers is a party, or which affects the Business or the Acquired Assets (the "MATERIAL CONTRACTS").

                        (ii) To the Knowledge of Sellers, no Material Contract has been breached or cancelled by the other party, and Sellers have no knowledge of any anticipated breach by any other party to any Material Contract. Sellers have performed all the obligations required to be performed by them in connection with the Material Contracts in all material respects as of the Effective Time and are not in default under or in breach of any Material Contract in any material respect, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach thereunder. Sellers do not have a present expectation or intention of not fully performing any material obligation pursuant to any Material Contract. Each Material Contract is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity.

                        (iii) Sellers have provided the Buyer with true and correct copies of all written Material Contracts, in each case together with all amendments, waivers or any material changes thereto. Except as set forth on
Schedule 5(b), no consent is required, and no change of control provisions are triggered, with respect to any of the

Material Contracts in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                (g) Employees. Schedule 5(g) contains a true and complete list of (i) all employees, officers or directors of the Sellers who are employed or performing services in the Business (including for such purposes certain corporate and administrative personnel) on the date hereof (collectively, the "EMPLOYEES"); (ii) each Employee's current salary, bonus, and accrued but unused vacation, personal or sick time; and (iii) all employment agreements between Sellers and the Employees. Sellers have, on or prior to the Closing Date, (i) paid all accrued salary and bonuses to its Employees on or prior to the Closing Date and paid all accrued amounts for vacation, sick leave, maternity leave and other leave due and payable to its Employees not listed on Schedule 7(a) on or prior to the Closing Date, and (ii) notified each Employee not listed on
Schedule 7(a) that his or her employment by Sellers shall be terminated as of the Closing.

                (h) Brokers' Fees. Except for any obligations Sellers may have to Jefferies & Co., Inc. (as previously disclosed by Sellers to Buyer), Sellers have no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Sellers shall, jointly and severally, indemnify and hold Buyer harmless with respect to any claim by any broker or finder claiming to have acted on behalf of any Seller respecting the subject matter hereof.

                (i)     Intellectual Property.

                        (i) Except as set forth in Schedule 5(i)(i), Sellers own or are licensed to use the Intellectual Property used by Seller in connection with the Business.

                        (ii) Schedule 5(i)(ii) sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all issued patents, and all applications therefor, used in or necessary for the operation of the Business.

                        (iii) No Intellectual Property right or other claims have been asserted by any Person to the use of any Acquired Asset, and Sellers are not aware of any valid basis for any such claim. To the Knowledge of Sellers, the use of any Acquired Asset by Sellers does not infringe on the Intellectual Property rights or other rights of any Person.

                (j)     Real Property.

                        (i) Schedule 5(j) identifies each real property leased or subleased by Sellers and used in the Business ("LEASED REAL PROPERTY"). No such leases or sublease with respect to such Leased Real Property is subject to any Lien.

                        (ii) True and complete copies of the Real Property Leases have been delivered to Buyer by Sellers. Subject to the terms of the respective Real Property

Leases, a Seller has a valid and subsisting leasehold or subleasehold estate in each Leased Real Property. The Real Property Leases are in full force and effect and no Seller is in default thereunder, and to the Knowledge of Sellers, no event exists which, with the giving of notice or the passage of time, or both, may become a default under any Real Property Lease. Sellers' occupation, possession and use of the Leased Real Property has not been disturbed and no claim has been asserted adverse to the rights of Sellers to the continued occupation, possession and use of any of the Leased Real Property.

                (k) Liabilities. Except as disclosed in Schedule 5(k), there are no Liabilities of Sellers relating to the Business or the Acquired Assets, other than: (i) those Liabilities reflected on the Financial Statements and not previously paid or discharged; and (ii) those Liabilities incurred after October 31, 2001 arising in the Ordinary Course of Business.

                (l) Adverse Changes. Except as set forth in Schedule 5(l), since December 31, 2000, Sellers have conducted the Business in the Ordinary Course of Business and have not, in any manner with respect to the Business or the Acquired Assets:

                        (i) to the Knowledge of Sellers, suffered a Material Adverse Effect or suffered any theft, damage, destruction, or casualty loss in excess of $25,000, to their assets (whether or not covered by insurance) or suffered any destruction of Sellers' books and records;

                        (ii) to the Knowledge of Sellers, disclosed any Confidential Information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of preserving all rights of Sellers in such Confidential Information);

                        (iii) created or assumed or permitted to be created or assumed any Lien (except for Permitted Encumbrances) affecting any Acquired Asset or properties of the Business;

                        (iv) made any Tax election, or settled or compromised any federal, state, local or other Tax liability either not in accordance with past practice, or which has had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Acquired Assets;

                        (v) except in the Ordinary Course of Business, created, renewed, amended or terminated or given notice of a proposed renewal, amendment or termination of any Material Contract to which any Seller is a party or by which any Seller or any of the Acquired Assets are bound; and

                        (vi) committed or agreed to any of the foregoing actions set forth in (i) through (v) above.

                (m) Disclaimer of other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLERS MAKE NO

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Sellers make no representation or warranty regarding any assets other than the Acquired Assets, and none shall be implied at law or in equity.

        6. REPRESENTATIONS AND WARRANTIES OF BUYER. To induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants as set forth below:

                (a) Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to be entered into by Buyer and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and of each Transaction Document to be entered into by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been approved by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

                (b) No Approvals; Conflict. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to be entered into by Buyer, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (i) require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person, (ii) result in a breach of any material obligation, (iii) constitute a material default or an event creating rights of acceleration, termination or cancellation or a loss of material rights or (iv) result in the creation or imposition of any material Lien, in each case under any provision of (A) the certificate of incorporation or bylaws of Buyer,
(B) any material contract, lease or agreement to which Buyer is a party or (C) any Law to which Buyer is subject.

                (c) Litigation. There is no litigation, action, lawsuit, Claim, audit, review, examination, inquiry, proceeding or investigation involving Buyer pending or, to Buyer's knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or any of the Transaction Documents to be entered into by Buyer.

                (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated. Buyer shall indemnify and hold Sellers harmless with respect to any claim by any broker or finder claiming to have acted on behalf of Buyer respecting the subject matter hereof.

                (e) Confidentiality. Except as otherwise set forth herein, including the provisions relating to Employees set forth in Section 7 hereof, Buyer and its officers, directors, employees, agents, contractors and consultants, as applicable, are, and at all relevant times have been, in compliance in all material respects with the terms and conditions of the Mutual Non-Disclosure Agreement dated November 1, 2001 entered into between Venturehouse Group and Net2000 Communications, Inc.

        7.      EMPLOYEES.

                (a) The parties agree that, prior to and after the Closing, the Buyer shall have the right to make an offer of employment to the Employees listed on Schedule 7(a). On and after the Closing Date, the Buyer shall hire any such Employee who has accepted Buyer's offer by executing an offer letter. Any such Employee who accepts Buyer's offer of employment and who, within fourteen
(14) days after the Closing Date, commences employment with Buyer by reporting for work and is actively employed by Buyer for at least one day is hereinafter referred to as a "TRANSFERRED EMPLOYEE." Buyer shall, for the period of 30 days following the Closing, offer to provide or cause to be provided to Transferred Employees compensation that are substantially comparable to the base salary provided to them by Sellers immediately prior to the Closing. Subject to the satisfaction of applicable enrollment requirements (other than any service or waiting period requirement or any rule regarding entry dates), each Transferred Employee (and his or her eligible spouse or dependents) who, as of the Closing Date, participates in Employee Benefit Plans of any Seller shall, within a reasonable period following such Transferred Employee's commencement of employment with Buyer, become eligible to participate in employee benefit plans maintained by Buyer for its employees. Buyer shall not for a period of thirty
(30) days after the Closing terminate the employment of any Employee who accepts employment with Buyer. Buyer will assume liability for bonuses and vacation benefits, listed on Schedule 5(g), of Transferred Employees who accept employment with Buyer, accrued through the Effective Time. All of the responsibilities that Buyer assumes and is responsible under this Section 7(a) are referred to herein as the "ASSUMED EMPLOYEE OBLIGATIONS".

        Sellers will use all reasonable efforts to cause such Employees to make available their employment services to the Buyer. Sellers covenant that they will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions they have with respect to the Business or the Acquired Assets under any employment, non-compete or other arrangements with any of the Employees who are to be employed by Buyer after the Closing.

                (b) Sellers shall be responsible for, and Buyer does not and will not assume any liability (direct or indirect, contingent or otherwise) that may arise under or in connection with any state or local law similar to the Worker Adjustment and

Retraining Notification Act, 29 U.S. Stat. Section 2010 et. seq., as a result of the transactions contemplated hereby.

                (c) Subject to applicable bankruptcy and insolvency laws, Sellers shall offer health care continuation coverage as provided by Section 4980B of the Code ("COBRA COVERAGE") under Sellers' group health benefit plans to each qualified beneficiary under such plans. Sellers shall not terminate their group health plans in connection with the transactions contemplated by this Agreement and shall continue to maintain a group health benefit plan and provide COBRA Coverage for the maximum COBRA Coverage period applicable to each qualified beneficiary under Sellers' group health plans who is, or whose qualifying event occurred in connection with, an employee of Sellers whose last employment was associated with the Business.

        8.      COVENANTS.

                (a) Post-Closing Access to Records. Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (w) the preparation of Tax returns, (x) the determination or enforcement of rights and obligations under this Agreement, (y) compliance with the requirements of any Governmental Authority, or (z) in connection with any actual or threatened Claim. Further, subject to applicable bankruptcy and insolvency laws, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                (b) Further Assurances; Cooperation. The parties shall, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of sale, conveyance, transfer, assignment and confirmation, provide such materials and information and take such additional action as may be reasonably necessary or desirable in order to more effectively effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Transaction Documents to the full extent permitted by Law, to put Buyer in actual possession and operating control of the Business and the Acquired Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Sellers to fulfill their obligations under this Agreement and the transactions contemplated hereby, including, without limitation: (i) inventorying and listing of the Acquired Assets, (ii) using their best efforts to obtain any third party consents not obtained as of the Closing Date, (iii) filing of tax returns, including, without limitation, the filing of sales and use tax returns and notices as any party hereto may reasonably require, (iv) cooperating to facilitate the transition of Business customers and suppliers to Buyer, (v) obtaining executed UCC termination statements for all Liens with respect to the Acquired Assets (other than Permitted Encumbrances) and (vi) cooperating to facilitate the transfer of title of all vehicles that are owned by Sellers and that constitute an Acquired Asset from Sellers to Buyer. Sellers and Buyer will, and will cause each of their Affiliates to, coordinate and cooperate with each of the other parties in exchanging such information and supplying such assistance as may be reasonably requested by Sellers or Buyer in connection with the filings and other actions contemplated by this Section 8(b).

                (c) Delivery of Acquired Assets. Each Seller agrees that it will transfer or make available to Buyer, promptly after the receipt thereof, any property that such Seller receives after the Closing Date in respect of the Acquired Assets transferred or intended to be transferred to Buyer under this Agreement. On a daily basis after the Closing Date, Sellers will deliver to Buyer any cash or other property that such Seller may receive in respect of receivables relating to the business and operations of the Business (whether attributable to periods before or after the Closing Date), and will permit a representative of Buyer, during normal business hours and after reasonable notice, to inspect and review the cash collections in order to comply herewith. Promptly after receipt thereof, Sellers will deliver to Buyer any invoices, statements or other indicia of account payable relating to Assumed Liabilities received by Sellers that will or will likely result in the failure of any of the conditions contained in Section 9 to be satisfied, promptly upon becoming aware of the same.

                (d) Consents. Sellers and Buyer, as promptly as practicable, will use commercially reasonable efforts to obtain, or cause to be obtained, all material consents (including consents to assignment of Governmental Permits and any consents required under any Material Contract) necessary to be obtained by any of them in order to transfer the Acquired Assets pursuant to this Agreement. To the extent that any Acquired Contract or Governmental Permit is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained, Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the Acquired Contract or Governmental Permit, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                (e) Destruction of Copies of Certain Assets. After the Closing Date, any Seller shall, upon the written request of Buyer, immediately destroy or erase all of such Seller's copies of computer software and records of the Business included in the Acquired Assets and, upon Buyer's request, promptly confirm destruction of same by signing and returning to Buyer an "affidavit of destruction" acceptable to Buyer; provided, however, that any Seller shall be entitled to retain a copy of those specific records, and only those specific records, that contain information that (i) is not related to the Business, (ii) is neither confidential nor privileged and (iii) that such Seller has a reasonable need to retain.

                (g) Non-Solicitation. Subject to applicable bankruptcy and insolvency laws, during and for a period commencing on the date hereof and ending two (2) years following the Closing on which Sellers incur a Change of Control, no Seller shall, without Buyer's prior written consent, directly or indirectly, (i) solicit the employment of any of the Transferred Employees or any officer, senior manager or other key employee of Buyer or any subsidiary of Buyer other than an individual whose employment with Buyer or such a subsidiary has terminated or (ii) hire any individual within the scope of the foregoing clause
(i); provided, however, that said clause (i) shall not prevent advertisements, solicitations, position listings or notices of employment opportunities that are published or made available to the public or hiring of personnel responding thereto.

                (h)     Tax returns; Sales, Use and Transfer Taxes.

                        (i) Sellers shall prepare and timely file all Tax returns of Sellers for all taxable periods and have paid or will pay all Taxes attributable to such periods. After the Effective Time, Sellers shall cooperate with Buyer, as reasonably requested, and provide to Buyer, all information, records or documents relating to the liability for Taxes attributable to the Business for all periods beginning on or after the Effective Time, and will, to the extent Sellers have copies of any such items, preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                        (ii) Sellers shall each pay when due all Taxes, including, without limitation, all sales, use, stamp, conveyance or transfer taxes, land transfer taxes, registration fees and all recording or reporting fees and other similar duties, taxes and fees, if any, imposed upon, arising out of or resulting from, the consummation of the transactions contemplated by this Agreement.

                (i) Novation of Government Contracts. As soon as practicable following the Closing, Sellers shall submit in writing to each responsible contracting officer a request for the United States government (i) to recognize Buyer as its successor in interest to each Acquired Contract entered into with any governmental entity which is sold, assigned, transferred and conveyed to Buyer in accordance with this Agreement, and (ii) to enter into a novation agreement for each such agreement.

                (j)     Confidentiality.

                        (i) Each Seller recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Business and Buyer, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Business and Buyer businesses. Each Seller agrees that it will not disclose confidential information with respect to the Business or Buyer at any time after the Closing, to any Person for any purpose or reason whatsoever (except to authorized representatives of Sellers and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 7(j)), unless
(i) such information becomes known to the public generally through no fault of any Seller, (ii) disclosure is required by Law, or (iii) any Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against any Seller or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, such Seller shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure.

                        (ii) Buyer agrees that it will not disclose confidential information with respect to any Seller to any Person, for any purpose or reason whatsoever (except to authorized representatives of Buyer and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 7(j)), unless (i) such information becomes known to the public generally through no fault of Buyer,
(ii) disclosure is required by Law, or (iii) Buyer reasonably believes that such disclosure is required in connection with the defense of a lawsuit against Buyer or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, Buyer, shall, if possible, give prior written notice thereof to Sellers and provide the Sellers with the opportunity to contest such disclosure.

        9.      CONDITIONS TO CLOSING.

                (a) Conditions to Obligation of Buyer. The obligation of Buyer to pay the Purchase Price and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties of Sellers set forth in Section 5 above shall be true and correct at and as of the Closing Date;

                        (ii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                        (iii) Sellers shall have delivered to Buyer all of Sellers' Closing Documents, duly executed by Sellers as applicable;

                        (iv) Sellers shall have obtained, or caused to be obtained, all material consents (including consents to assignment of any assignable Governmental Permits and any consents required under any Acquired Contract) necessary to be obtained by any of them in order to consummate the sale and transfer of the Acquired Assets pursuant to this Agreement, including, without limitation, the written consent of the lenders under the Toronto Dominion Credit Agreement, in accordance with terms of such Credit Agreement, to the consummation of the transactions contemplated hereby, and all such consents shall be in full force and effect; and

                        (v) The lenders under the Toronto Dominion Credit Agreement shall have consented to and approved in writing the terms of this Agreement, and Sellers shall have obtained, or caused to be obtained, written evidence satisfactory to Buyer of the release of all Liens encumbering the Acquired Assets.

                (b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties of Buyer set forth in Section 6 above shall be true and correct at and as of the Closing Date;

                        (ii) the Purchase Price shall have been paid by Buyer via check or wire transfer of immediately available funds, in U.S. currency, to Net2000 Communications Services, Inc. for the benefit of the Sellers;

                        (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

                        (iv) Buyer shall have delivered to Sellers all of Buyer Closing Documents, duly executed by Buyer as applicable.

        10.     MISCELLANEOUS.

                (a) Survival. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.

                (b) Transfer Taxes. Any federal, state, provincial or local transfer Taxes, including gains, transfer, conveyance, sales, documentary stamp and similar Taxes, payable as a result of the purchase and sale of the Acquired Assets, the assignment of Acquired Contracts, Real Property Leases or Personal Property Leases or any other action contemplated by this Agreement will be paid by Buyer. Buyer and Sellers will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other like documents regarding any such Taxes.

                (c) Expenses and Fees. Each party shall pay its own costs and expenses incident to the preparation and negotiation of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and its compliance with all its agreements and conditions contained herein or therein, including all legal and accounting fees and disbursements and all costs of obtaining necessary consents and the fees or commissions of any broker or finder with respect to the transactions contemplated by this Agreement.

                (d) Waiver. No terms or provisions hereof, including the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the Schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

                (e) Press Releases and Public Announcements. Neither Buyer, Seller nor any of their Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities.

                (f) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                (g) Entire Agreement; Amendment. This Agreement, the Exhibits and the Schedules referred to herein and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter contained herein or therein and supersede in their entirety all prior or concurrent oral or written agreements, offers, proposals and understandings between the parties with respect to such subject matter. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

                (h) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. In the event Buyer assigns or delegates any of its rights hereunder as provided in the foregoing sentence, Buyer shall cause such Affiliate to be capitalized, or shall guarantee or otherwise provide financial support for the obligations of any such Affiliate.

                (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                (j) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (k) Notices. All notices, requests, demands or other communications required or permitted by this Agreement: (i) shall be in writing;
(ii) shall be deemed to have been given, forwarded, made or delivered: (A) if delivered in person or by overnight courier service, when so delivered, (B) if sent by facsimile transmission, when received, or (C) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused); and (iii) shall be addressed as follows:

                             If to Buyer:

                             Visual Systems Group, Inc.
                             c/o Venturehouse Group LLC
                             509 Seventh Street, NW
                             Washington, D.C. 20004
                             Attention: Mark Ein
                             Telephone: (202) 654-7000
                             Facsimile: (202) 654-7070

                             with copies to:

                             Venturehouse Group LLC
                             509 Seventh Street, NW
                             Washington, D.C. 20004
                             Attention: Mark Ein
                             Telephone: (202) 654-7000
                             Facsimile: (202) 654-7070

                             Shaw Pittman LLP
                             1650 Tysons Boulevard, 14th Floor
                             McLean, Virginia 22102
                             Attention:  Craig E. Chason, Esq.
                             Telephone:  (703) 770-7900

                             Facsimile: (703) 770-7901

                             If to Sellers:

                             Net2000 Communications, Inc.
                             2180 Fox Mill Road
                             Herndon, Virginia  20171
                             Attention:  General Counsel
                             Telephone:  (703) 654-2000
                             Facsimile:  (703) 654-2049

                             with copies to:

                             Piper Marbury Rudnick & Wolfe, LLP

                             1200 Nineteenth Street, N.W.
                             Washington, D.C.  20036-2412
                             Attention:  Edwin M. Martin, Jr., Esq.
                             Telephone:  (202) 861-6315
                             Facsimile:  (202) 223-2085

                             Morris Nichols Arsht & Tunnell
                             1201 North Market Street
                             Wilmington, Delaware  19899-1347
                             Attention:  Robert J. Dehney, Esq.
                             Telephone:  (302) 658-9200
                             Facsimile:  (302) 425-4673

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney of any party.

                (l) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY MATTER ARISING HEREUNDER OR RELATED HERETO.

                (m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                (n) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                   [Signatures appear on the following pages]

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.



                                    VISUAL SYSTEMS GROUP, INC.


                                    By: /s/ MARK EIN
                                       -----------------------------------------
                                    Name:   Mark Ein
                                    Title:  Chief Executive Officer



                                    NET2000 COMMUNICATIONS, INC.


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    NET2000 COMMUNICATIONS HOLDINGS, INC.


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    NET2000 COMMUNICATIONS GROUP, INC.


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    NET2000 INVESTMENTS, INC.


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer

                                    NET2000 COMMUNICATIONS OPERATIONS, INC.

                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer

                                    NET2000 COMMUNICATIONS CAPITAL
                                    EQUIPMENT, INC.

                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    NET2000 COMMUNICATIONS SERVICES, INC.

                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    NET2000 COMMUNICATIONS REAL ESTATE, INC.

                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer



                                    NET2000 COMMUNICATIONS OF VIRGINIA, LLC

                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer


                                    FREBON INTERNATIONAL CORPORATION


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer

                                    VISION I.T., INC.


                                    By: /s/ DONALD E. CLARKE
                                       -----------------------------------------
                                    Name:   Donald E. Clarke
                                    Title:  Chief Financial Officer